Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2020	Quarter Ended March 31, 2019
Diluted earnings per share	$0.91	$0.93
Net Income	$2,483,000	$2,540,000
Return on average common equity	11.47%	13.20%
Return on average assets	1.23%	1.41%

Millersburg, Ohio – April 21, 2020 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced first quarter 2020 net income of $2,483,000, or $.91 per basic and diluted share, as compared to $2,540,000, or $.93 per basic and diluted share, for the same period in 2019.  Income before federal income tax amounted to $3,074,000, a decrease of 3% over the same quarter in the prior year.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 11.47% and 1.23%, respectively, compared with 13.20% and 1.41% for the first quarter of 2019.

Eddie Steiner, President and CEO stated, “Revenue declined 3.8% on a linked quarter basis.  While 2020 began with increased loan demand and strong employment, the economic picture reversed sharply as coronavirus wreaked havoc and became the lead story by mid-March.  A series of emergency health orders for public safety curtailed nonessential activity and had the effect of shutting down vast swaths of Ohio’s economy, resulting in more than 8% of Ohio’s active workforce filing for unemployment during the last two weeks of March alone.  We anticipate that second quarter will be very difficult for many small businesses, organizations and households, and are focused on working to address the financial needs within our primary market areas during this extraordinarily challenging health crisis. We will maintain and leverage our financial strength to do all that we can to help borrowers, depositors, and investors through this trying period.”

Net interest income and noninterest income, on a fully taxable equivalent basis, totaled $8.3 million during the quarter, an increase of $23 thousand from the prior-year first quarter.   Net interest income decreased $95 thousand, or 1%, in the first quarter of 2020 compared to the same period in 2019.

Loan interest income including fees decreased $222 thousand during first quarter 2020 as compared to the same quarter in 2019, a decrease of 3%. Average total loan balances during the current quarter were $10 million higher than the year ago quarter, an increase of 2%.  Loan yields for first quarter 2020 averaged 4.92%, a decrease of 29 basis points from the 2019 first quarter average of 5.21%.

The net interest margin was 3.67% compared to 4.16% for first quarter 2019. The tax equivalency effect on the margin remained stable at 0.02% in the comparable first quarters.

Noninterest income increased 10%, compared to first quarter of 2019, driven by growth in bank owned life insurance values, increases in debit card fee income, and gain on sale of loans.

Noninterest expense increased 5% from first quarter 2019.   Salary and employee benefit costs increased $126 thousand, or 4%, compared to the prior year quarter, as a result of higher wages, medical costs, and 401k retirement expenses. The Ohio financial institutions tax increased by $18 thousand, or 12%, as a result of increased capital. Marketing and public relations increased by $10 thousand, or 9%, reflecting timing of certain electronic and billboard promotional efforts and the opening of a new banking center. The Company’s first quarter efficiency ratio increased to 60.1% compared to 57.7%.

Federal income tax expense totaled $591 thousand in first quarter 2020, as compared to $619 thousand tax expense for the same quarter in 2019. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter amounted to $812 million, an increase of $82 million, or 11%, above the same quarter of the prior year.  Liquidity increased as average interest-bearing balances with banks increased $49 million during the quarter to $76 million as compared to the first quarter in 2019. Average loan balances of $560 million increased $10 million, or 2%, from the prior year first quarter while average securities balances of $126 million increased $15 million, or 14%, as compared to first quarter 2019.

Average commercial loan balances for the quarter, including commercial real estate, increased $3 million, or less than 1%, from prior year levels.  Average residential mortgage balances including home equity lines of credit increased $7 million, or 4%, over the prior year’s quarter.  Average consumer credit balances decreased $685 thousand, or -4%, versus the same quarter of the prior year.

Nonperforming assets increased $1.2 million from March 31, 2019 to $4.5 million, or 0.80%, of total loans plus other real estate at March 31, 2020. The increase in nonperforming assets resulted primarily from the addition of one commercial real estate facility of approximately $1.5 million.  At March 31, 2020, approximately $1.1 million of the non-performing loan total is guaranteed by either USDA or the SBA.  Delinquent loan balances as of March 31, 2020 increased to 0.96% of total loans as compared to 0.70% at March 31, 2019.

Net loan losses recognized during first quarter 2020 were $74 thousand, or 0.05% annualized, compared to first quarter 2019 net loan recoveries of $95 thousand. The allowance for loan losses amounted to 1.28% of total loans at March 31, 2020 as compared to 1.15% at March 31, 2019.

Average deposit balances grew on a quarter over prior year quarter comparison by $74 million, or 12%.  For the first quarter 2020, the average cost of deposits amounted to 0.49%, as compared to 0.55% for the first quarter 2019.  During the first quarter 2020, increases in average deposit balances over the prior year quarter included non-interest bearing demand accounts of $11 million, interest-bearing transaction accounts of $55 million, and time deposits of $8 million. The average balance of securities sold under repurchase agreement during the first quarter of 2020 increased by $293 thousand, or 1%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $87.6 million on March 31, 2020 with 2.7 million common shares outstanding.  The tangible equity to assets ratio amounted to 10.3% on March 31, 2020 and 10.2% on March 31, 2019.  The Company declared a first quarter dividend of $0.28 per share, a $.02 per share increase over first quarter 2019, producing an annualized yield of 3.2% based on the March 31, 2020 closing price of $35.00.

Cares Act and subsequent events

On March 27, 2020 the Cares Act, a $2.3 trillion emergency federal relief bill, was signed into law.  The relief effort included an SBA program for qualifying businesses known as the Paycheck Protection Program (“PPP”).  At the time of this release, we have facilitated more than 450 of these government assistance loans, aggregating in excess of $81 million, with over 75% of the approved monies already in the hands of qualifying borrowers.  Additionally, we have offered loan modifications to our commercial and consumer loan customers to deal with the uncertainty of the economy.  A customer can request relief from their total payment or place their obligation on interest only for a period of 3-4 months.  On the date of this writing we have modified $50 million of term commercial loans and $3 million of consumer loans.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $810 million as of March 31, 2020. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products.  Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2020	2019	2019	2019	2019
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$6,953	$7,168	$7,228	$7,111	$7,049
Provision for loan losses	178	285	285	285	285
Other income	1,343	1,451	1,440	1,313	1,224
Other expenses	5,007	5,079	4,999	4,900	4,791
FTE adjustment (a)	37	39	40	40	38
Net income	2,483	2,593	2,695	2,586	2,540
Diluted earnings per share	0.91	0.95	0.98	0.94	0.93

PERFORMANCE RATIOS
Return on average assets (ROA)	1.23%	1.27%	1.38%	1.39%	1.41%
Return on average common equity (ROE)	11.47	12.13	12.89	12.91	13.20
Net interest margin FTE (a)	3.67	3.73	3.95	4.08	4.16
Efficiency ratio	60.08	58.74	57.52	57.96	57.72
Number of full-time equivalent employees	172	171	175	174	174

MARKET DATA
Book value/common share	$31.95	$31.17	$30.49	$29.70	$28.80
Period-end common share mkt value	35.00	40.97	38.67	40.45	38.75
Market as a % of book	109.55%	131.44%	126.83%	136.20%	134.55%
Price-to-earnings ratio	9.26	10.78	10.28	11.05	10.85
Cash dividends/common share	$0.28	$0.28	$0.28	$0.26	$0.26
Common stock dividend payout ratio	30.77%	29.47%	28.57%	27.66%	27.96%
Average basic common shares	2,742,350	2,742,350	2,742,350	2,742,350	2,742,242
Average diluted common shares	2,742,350	2,742,350	2,742,350	2,742,350	2,742,242
Period end common shares outstanding	2,742,350	2,742,350	2,742,350	2,742,350	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$95,982	$112,354	$106,047	$110,928	$106,262

ASSET QUALITY
Gross charge-offs	$86	$59	$75	$54	$70
Net (recoveries) charge-offs	74	44	46	35	-95
Allowance for loan losses	7,120	7,017	6,776	6,537	6,287
Nonperforming assets (NPAs)	4,468	4,659	4,518	4,555	3,302
Net charge-off (recovery) /average loans ratio	0.05%	0.03%	0.03%	0.03%	-0.07%
Allowance for loan losses/period-end loans	1.28	1.27	1.20	1.19	1.15
NPAs/loans and other real estate	0.80	0.84	0.80	0.83	0.60
Allowance for loan losses/nonperforming loans	162.97	154.55	153.35	146.70	197.23

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.28%	9.91%	10.07%	10.28%	10.15%
Average equity to assets	10.72	10.43	10.72	10.77	10.69
Average equity to loans	15.55	15.29	14.95	14.66	14.18
Average loans to deposits	82.61	81.62	86.18	88.73	91.16

AVERAGE BALANCES
Assets	$812,409	$812,481	$773,481	$745,658	$730,181
Earning assets	761,619	763,244	725,615	699,229	687,515
Loans	560,142	554,556	554,956	547,981	550,483
Deposits	678,090	679,473	643,981	617,558	603,839
Shareholders' equity	87,090	84,777	82,948	80,338	78,038

ENDING BALANCES
Assets	$810,041	$818,683	$786,792	$750,252	$734,845
Earning assets	757,769	767,345	734,859	704,738	688,792
Loans	555,320	551,633	566,213	550,612	548,220
Deposits	671,162	683,546	658,119	623,328	607,342
Shareholders' equity	87,629	85,476	83,614	81,458	78,967

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31,	March 31,
(Dollars in thousands, except per share data)	2020	2019
ASSETS
Cash and cash equivalents
Cash and due from banks	$18,277	$15,110
Interest-earning deposits in other banks	77,995	29,133
Total cash and cash equivalents	96,272	44,243
Securities
Available-for-sale, at fair-value	108,263	86,378
Held-to-maturity	11,242	20,218
Equity securities	79	89
Restricted stock, at cost	4,614	4,614
Total securities	124,198	111,299
Loans held for sale	256	140
Loans	555,320	548,220
Less allowance for loan losses	7,120	6,287
Net loans	548,200	541,933

Premises and equipment, net	12,387	10,800
Goodwill and core deposit intangible	4,817	4,879
Bank owned life insurance	19,023	16,638
Accrued interest receivable and other assets	4,888	4,913

TOTAL ASSETS	$810,041	$734,845

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$188,137	$177,404
Interest-bearing	483,025	429,938
Total deposits	671,162	607,342

Short-term borrowings	40,605	36,324
Other borrowings	6,206	8,373
Accrued interest payable and other liabilities	4,439	3,839
Total liabilities	722,412	655,878
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2020 and 2019	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	63,455	56,115
Treasury stock at cost - 238,252 shares in 2020
and 238,360 in 2019	(4,780)	(4,784)
Accumulated other comprehensive income (loss)	510	(808)
Total shareholders' equity	87,629	78,967

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$810,041	$734,845

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended
(Unaudited)	March 31,	March 31,
(Dollars in thousands, except per share data)	2020	2019
Interest and dividend income:
Loans, including fees	$6,850	$7,072
Taxable securities	609	587
Nontaxable securities	119	134
Other	239	175
Total interest and dividend income	7,817	7,968
Interest expense:
Deposits	831	825
Other	70	132
Total interest expense	901	957
Net interest income	6,916	7,011
Provision for loan losses	178	285
Net interest income after provision
for loan losses	6,738	6,726
Noninterest income
Service charges on deposits accounts	291	292
Trust services	230	224
Debit card interchange fees	375	347
Gain on sale of loans	114	79
Market value change in equity securities	(13)	6
Other	346	276
Total noninterest income	1,343	1,224

Noninterest expenses
Salaries and employee benefits	2,968	2,842
Occupancy expense	220	204
Equipment expense	135	137
Professional and director fees	330	339
Software expense	227	218
Marketing and public relations	127	117
Debit card expense	140	127
Other expenses	860	807
Total noninterest expenses	5,007	4,791
Income before income tax	3,074	3,159
Federal income tax provision	591	619
Net income	$2,483	$2,540
Net income per share:
Basic	$0.91	$0.93

Diluted	$0.91	$0.93